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                                                                      Exhibit 99

                             N E W S  R E L E A S E

                                CONTACT:  Peter D. Brown
                                          Vice President, Investor Relations and
                                          Corporate Development
                                          Venator Group, Inc.
                                          (212) 720-4254


                  - Venator Group Announces Intention to Offer
                Approximately $125 Million in Convertible Notes -

New York, New York, May 30, 2001 -- Venator Group, Inc. (NYSE: Z), the New York based specialty athletic retailer, announced today that it intends to offer, subject to market conditions, approximately $125 million of subordinated convertible notes due 2008 ($150 million if an option for an additional $25 million is exercised in full) to qualified institutional buyers under Rule 144A and to investors outside the United States under Regulation S of the Securities Act of 1933, as amended. The notes will be convertible into Venator Group common stock at the option of the holder, at a price to be determined. The offering is expected to close in June 2001. The net proceeds of the proposed offering would be used for working capital and general corporate purposes and to reduce reliance on bank financing. Simultaneously with this offering, the Company intends to amend and restate its $300 million revolving credit facility to a $150 million three-year credit facility, which may be increased to $175 million based upon oversubscriptions.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A and to investors outside the United States under Regulation S under the Securities Act. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities.

Venator Group is primarily a mall-based specialty athletic retailer that operates approximately 3,600 retail stores in 14 countries in North America, Europe and Australia. Through its specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.


     Disclosure Regarding Forward-Looking Statements

     This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effects of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, economic conditions worldwide, the ability of the Company to execute its business plan effectively with regard to each of its operating units, and the ability of the Company to implement, in a timely manner, the programs and actions related to the euro issue. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.